Exhibit 99.1

News Release
HANOVER COMPRESSOR COMPANY 12001 N. Houston Rosslyn Houston, TX 77086 (281) 447-8787 Contact: Lee Beckelman, Investor Relations	[LOGO APPEARS HERE]

HANOVER COMPRESSOR REPORTS SECOND QUARTER 2003

FINANCIAL RESULTS

HOUSTON, July 30, 2003—Hanover Compressor Company (NYSE:HC), the leading provider of outsourced natural gas compression services, today reported financial results for the second quarter ended June 30, 2003.

Quarterly Results—Summary

Second quarter 2003 revenue was $276.4 million compared to second quarter 2002 revenue of $262.2 million. The second quarter 2003 results include the consolidated results of Belleli Energy S.r.l. (“Belleli”). In the quarter, Belleli had fabrication revenue of $31.4 million.

EBITDAR (consolidated income from continuing operations before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, provision for income taxes, and depreciation and amortization) for the second quarter was $73.4 million, compared to $56.2 million for the same period a year earlier. Second quarter 2003 EBITDAR included the $1.7 million estimated settlement expense discussed below. Second quarter 2002 EBITDAR included $26.2 million of asset writedowns for non-core assets and parts and power generation inventory.

Net income for the second quarter 2003 was $0.2 million, or $0.00 per fully diluted share compared with a net loss of $55.2 million, or $0.70 per share in the second quarter 2002.

Income from continuing operations for the second quarter 2003 was $0.5 million, or $0.01 per fully diluted share, compared to a loss of $51.3 million, or $0.65 per share a year earlier. Included in the second quarter 2003 net income was a pre-tax charge of $1.7 million, ($1.1 million after-tax, or $0.01 per share) to adjust the estimated expense for the change in the market value of the Hanover common stock that will be issued by the company as part of the securities-related litigation settlement discussed below. Included in the second quarter 2002 net loss was a $47.5 million pre-tax goodwill impairment charge ($44.2 million after tax, or $0.56 per share) and pre-tax charges of $26.2 million ($17.0 million after-tax, or $0.21 per share) to writedown certain non-core assets and parts and power generation inventory.

“For the first half of 2003, we have seen continued strong demand internationally for our products and our domestic rental business has begun to stabilize” said Chad Deaton, President and Chief Executive Officer of Hanover. “Our fabrication results have been disappointing but we continue to anticipate increased fabrication activity in the second half of the year and improvement in margins as we finalize our current facility consolidation program in the third quarter. For the year, we continue to anticipate a 10% increase in revenues over 2002, including Belleli, and EBITDAR, excluding the securities-related litigation settlement expenses, to be in the range of $300 million to $330 million.”

Summary of Business Segment Results

Domestic rental revenue declined 3% from the second quarter 2002 to $80.3 million with gross margin declining to 62% from 66% a year earlier. Domestic rental results were impacted by lower utilization of the company’s domestic rental fleet, relative to the same period a year earlier, and approximately $0.9 million in start up costs for a gas plant facility scheduled to be fully operational in the third quarter 2003.

International rental revenue increased by 9% over second quarter 2002 to $51.0 million while gross margin decreased marginally to 71% from 72% a year earlier. International rental revenue increased primarily from the expansion of the company’s business operations in Mexico and Argentina.

Parts & service revenue for the second quarter declined 44% from the second quarter 2002 to $35.0 million with gross margin improving to 26% from 12% for the same period a year earlier. The reduced level of parts and service revenue was primarily due to lower used compression equipment sales and lower installation revenues. Included in parts & service revenue for the quarter was $3.0 million in used gas plant and compression equipment sales compared to $12.8 million for the second quarter 2002.

Compression fabrication revenue increased 12% from the second quarter 2002 to $36.4 million with gross margin declining to 9% from 13% a year earlier. The company continues to face strong competition for new compression fabrication business, which negatively impacted gross margins for the second quarter.

Production and processing equipment fabrication revenue for the quarter was $65.8 million compared to $31.6 million in revenue for the same period in 2002. Included in production and processing equipment fabrication revenue and expense for the second quarter 2003 was $31.4 million in revenue and $29.7 million in expense for Belleli. Gross margin for production and processing equipment fabrication was 9% for the second quarter of 2003, compared to 13% gross margin for the second quarter 2002. Production and processing equipment fabrication gross margin was negatively impacted by 2% by the inclusion of Belleli due to a slowdown in orders in the Middle East during the quarter caused by the war in Iraq and increased foreign currency exposure due to the strengthening of the Euro relative to the U.S. Dollar. Additionally, production and processing equipment gross margin was negatively impacted by project delays for the company’s higher specification production equipment lines which led to reduced revenues without a corresponding reduction in fixed overhead.

Second quarter 2003 results were also impacted by higher selling, general, and administrative expense (“SG&A”) of $40.2 million, compared to $38.2 million in the second quarter 2002. The increase in SG&A was primarily due to the inclusion of Belleli’s SG&A of $2.3 million.

Depreciation and amortization expense for the quarter increased to $36.1 million, compared to $27.3 million for the same period a year ago. The increase in depreciation and amortization expense was primarily due to additions to the rental fleet, including maintenance capital, placed in service during 2002 that is included in the company’s depreciable asset base and due to $1.1 million depreciation and amortization expense from the inclusion of Belleli.

Liquidity and Other

Hanover had capital expenditures of approximately $40.4 million in the second quarter 2003, compared to approximately $76.4 million for the same period last year. At June 30, 2003, the company had approximately $162.0 million outstanding under its $350 million bank credit facility and approximately $14.8 million in cash on its balance sheet.

“Capital discipline and debt reduction continue to be a key corporate focus for Hanover” said John Jackson, Senior Vice President and Chief Financial Officer of Hanover. “Our reduced capital expenditures compared to the same period a year ago and the reduced borrowings under our credit facility, relative to the first quarter, are evidence of this discipline. Going forward, we are committed to reducing our overall leverage and improving our return on capital. To reach these objectives, we will continue to limit new capital available for the domestic rental business until utilization and returns reach attractive levels. We are committed to allocating approximately $180 million of our cash flow from operations over the next three years to reduce debt.”

Total compression horsepower at June 30, 2003 was approximately 3,541,000, including approximately 2,622,000 horsepower deployed in the United States and approximately 919,000 horsepower deployed internationally. Hanover’s compression horsepower utilization rate as of June 30, 2003, on a total horsepower basis, was approximately 79%, equal to utilization at March 31, 2003 and down slightly from approximately 81% at June 30, 2002. Domestic and international utilization at June 30, 2003 was approximately 73% and 94%, respectively, compared to approximately 74% and 94%, respectively at March 31, 2003, and approximately 76% and 95%, respectively at June 30, 2002.

At June 30, 2003, Hanover’s third-party fabrication backlog, excluding Belleli, was approximately $84 million, a 29% increase over second quarter 2002 levels. Compared to the first quarter 2003, the company’s backlog decreased by approximately 11%. Backlog for Belleli at June 30, 2003 was approximately $77 million, compared to approximately $64 million at March 31, 2003.

Adjustment to First Quarter Securities-Related Litigation Settlement Charge

On May 12, 2003, Hanover reached an agreement to settle its outstanding securities-related litigation. In connection with this settlement, the company recorded a $68.7 million pre-tax charge ($54.0 million, after-tax, or $0.67 per share) in the first quarter 2003. The charge included approximately $26.6 million or $0.33 per share, without tax benefit, for 2.5 million Hanover common shares being paid by GKH Investments, L.P. and GKH Private Limited (collectively “GKH”).

As discussed in the company’s first quarter Form 10-Q, the company planned to seek guidance from the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”) to determine whether the common shares provided by GKH should be recorded as an expense. After submission of a detailed letter and discussions with the SEC Staff, the Staff informed the company that it would not object to GKH’s portion of the settlement not being considered a related party transaction as defined in SAB 5-T. Accordingly, the $26.6 million charge related to the 2.5 million Hanover common shares being paid by GKH could be reversed from the company’s first quarter 2003 financial statements. Hanover will amend its first quarter

2003 results to exclude the GKH contribution and will file a Form 10-Q/A with the SEC in the near future. The six-month 2003 results included in the attached table have been adjusted to reflect the $26.6 million reduction in the settlement expense in the first quarter 2003.

Conference Call Details

Hanover will host a conference call at 11:00 a.m. Eastern Time, July 30, 2003 to discuss financial results for the second quarter 2003, and other matters. To access the call, participants should dial 800-245-1683 at least ten minutes before the scheduled start time. For those unable to participate, a replay will be available from 2:30 p.m. Eastern Time on July 30, 2003, until midnight on August 6, 2003. To listen to the replay, please dial 888-203-1112 in the United States and Canada, or 719-457-0820 internationally, access code 159784. The company’s conference call will also be broadcast live over the internet. To access the webcast, log onto the company’s web site (www.hanover-co.com), and click on the webcast link located on the company’s home page.

About Hanover Compressor

Hanover Compressor Company (www.hanover-co.com) is the global market leader in full service natural gas compression and a leading provider of service, financing, fabrication and equipment for contract natural gas handling applications. Hanover sells and provides this equipment on a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover’s customers include premier independent and major producers and distributors throughout the Western Hemisphere.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and may include words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date of this press release. These risks and uncertainties include: our inability to renew our short-term leases of equipment that are leased to our customers so as to fully recoup our cost of the equipment; our inability to generate sufficient cash, access capital markets or to incur indebtedness to fund our business; a prolonged, substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and gas production equipment; changes in economic or political conditions in the countries in which we do business; legislative changes in the countries in which we do business; the loss of market share through competition; the introduction of competing technology by other companies; losses due to the inherent risks associated with our operations, including equipment defects, malfunctions and failures and natural disasters; war, social unrest, terrorists attacks, and/or the responses thereto; government safety, health, environmental and other regulations, which could require us to make significant capital expenditures; our inability to comply with loan and compression equipment lease covenants; the decreased financial flexibility associated with our significant cash requirements and substantial debt and compression equipment lease commitments; reduced profit margins resulting from increased pricing pressure in our businesses; our ability to successfully integrate acquired businesses; currency fluctuation; our inability to execute our exit and sale strategy with respect to assets classified as discontinued operations and held for sale; our inability to conclude the agreed upon settlement of the securities-related litigation and adverse results in other litigation brought by plaintiffs that are not party to the settlement; fluctuations in our net income attributable to changes in the fair value of our common stock which will be used to fund the settlement of the securities-related litigation; adverse results in the pending investigation by the Securities and Exchange Commission; our inability to properly implement new enterprise resource planning systems used for integration of our businesses; and our inability to reduce debt relative to our total capitalization. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission. With respect to the settlement described in this press release, there is also the risk that court approval may not be obtained. Such approval, negotiation of a final settlement agreement and performance by other parties to the settlement are conditions precedent to the closing of the settlement. The forward-looking statements included in this press release are only made as of the date of this press release, and Hanover undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables Follow)

HANOVER COMPRESSOR COMPANY

CONSOLIDATED FINANCIAL DATA

AND EBITDAR RECONCILIATION

(in thousands of dollars, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Domestic rentals	$80,256	$82,324	$158,905	$168,458
International rentals	51,014	46,960	102,454	89,697
Parts, service and used equipment	34,976	62,938	72,746	125,229
Compressor and accessory fabrication	36,420	32,443	57,800	58,501
Production and processing equipment fabrication	65,810	31,617	145,950	64,749
Equity in income of non-consolidated affiliates	6,412	5,214	9,292	10,146
Other	1,476	724	2,904	966

	276,364	262,220	550,051	517,746
Expenses:
Domestic rentals	30,648	27,639	61,494	57,512
International rentals	14,905	13,188	29,925	25,989
Parts, service and used equipment	26,011	55,508	50,474	108,668
Compressor and accessory fabrication	32,965	28,241	51,603	50,640
Production and processing equipment fabrication	60,145	27,536	129,707	56,073
Selling, general and administrative	40,222	38,155	79,494	70,875
Foreign currency translation	(573)	197	(200)	12,878
Change in fair value of derivative financial instruments	(2,179)	977	(4,139)	(1,033)
Provision for estimated cost of litigation settlement (1)	1,650	—	43,753	—
Other	(862)	14,626	505	14,837

	202,932	206,067	442,616	396,439

EBITDAR (2), (3)	73,432	56,153	107,435	121,307
Depreciation and amortization	36,109	27,301	70,687	51,596
Goodwill impairment	—	47,500	—	47,500
Leasing expense	23,341	23,946	47,994	46,874
Interest expense	10,693	9,174	21,247	17,436
Distributions on mandatorily redeemable convertible preferred securities	1,594	1,594	3,187	3,187

	71,737	109,515	143,115	166,593

Income (loss) from continuing operations before income taxes	1,695	(53,362)	(35,680)	(45,286)
Provision for (benefit from) income taxes	1,222	(2,014)	(10,523)	1,232

Income (loss) from continuing operations	473	(51,348)	(25,157)	(46,518)
Discontinued operations, net of tax	(266)	(3,893)	(1,235)	(3,689)

Net income (loss)	$207	$(55,241)	$(26,392)	$(50,207)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.01	$(0.65)	$(0.31)	$(0.59)
Loss from discontinued operations	(0.01)	(0.05)	(0.02)	(0.04)

Net income (loss)	$0.00	$(0.70)	$(0.33)	$(0.63)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.01	$(0.65)	$(0.31)	$(0.59)
Loss from discontinued operations	(0.01)	(0.05)	(0.02)	(0.04)

Net income (loss)	$0.00	$(0.70)	$(0.33)	$(0.63)

Weighted average common and equivalent shares outstanding:
Basic	80,804	79,382	80,620	79,288

Diluted	82,004	79,382	80,620	79,288

Gross profit percentage:
Domestic rentals	62%	66%	61%	66%
International rentals	71%	72%	71%	71%
Parts, service and used equipment	26%	12%	31%	13%
Compressor and accessory fabrication	9%	13%	11%	13%
Production and processing equipment fabrication	9%	13%	11%	13%

(1)	The six-month 2003 results included in the attached table have been adjusted to reflect the $26.6 million reduction in the settlement expense in the first quarter 2003.
(2)	EBITDAR consists of consolidated income from continuing operations before interest expense, leasing expense, distributions on mandatorily redeemable convertible preferred securities, provision for income taxes, and depreciation and amortization. The company believes that EBITDAR is a commonly used measure of financial performance for valuing companies in its industry. Additionally, since EBITDAR is a basic source of funds not only for growth, but to service indebtedness, lenders in the private and public debt markets use EBITDAR as a determinant of borrowing capacity. EBITDAR should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2003 net income, which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDAR, is unavailable because the following items are significantly uncertain so as make a 2003 prediction inadvisable: the ultimate amount of the settlement charge since the amount may fluctuate prior to the finalization of the settlement, interest expense, foreign currency translation, taxes, depreciation, selling, general, and administrative expense and net results from and proceeds of the sale of our discontinued operations. The ultimate outcome of these uncertain items may have an impact on our net income. Our 2003 expense for payments on our manditorily redeemable preferred stock are expected to be approximately equal to that incurred in 2002.

(3)	Second quarter 2003 EBITDAR included a $1.7 million estimated charge for the securities-related litigation settlement. Second quarter 2002 EBITDAR included $26.2 million of asset write-downs for non-core assets and parts and power generation inventory. First half 2003 EBITDAR included a $43.8 million estimated charge for the securities-related litigation settlement and first half 2002 EBITDAR included $12.9 million of foreign currency translation charges primarily related to the Argentina financial crisis and $26.2 million of asset write downs.